Exhibit 99.4(ll)

FORM OF SUB-ADVISORY AGREEMENT

Agreement dated as of July 15, 2014 between UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), a Delaware corporation, and AQR Capital Management, LLC (“Sub- Adviser”), a Delaware limited liability company (the “Agreement”).

RECITALS

(1)                                 UBS Global AM has entered into a Management Agreement dated as of August 1, 2008 (“Management Agreement”), with PACE® Select Advisors Trust (“Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), with respect to PACE®  Alternative Strategies Investments (“Portfolio”); and

(2)                                 UBS Global AM is authorized to retain one or more sub-advisers to furnish certain investment advisory services to UBS Global AM and the Portfolio;

(3)                                 UBS Global AM desires to retain the Sub-Adviser to furnish certain investment advisory services to UBS Global AM and the Portfolio or a designated portion of the assets of the Portfolio (“Segment”), as applicable; and

(4)                                 The Sub-Adviser is willing to furnish such services;

Now therefore, in consideration of the premises and mutual covenants herein contained, UBS Global AM and the Sub-Adviser agree as follows:

1.                                      Appointment.  UBS Global AM hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Portfolio or Segment for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.                                      Duties as Sub-Adviser.

(a)                                 Subject to the supervision and direction of the Trust’s Board of Trustees (the “Board”) and review by UBS Global AM, and any written guidelines adopted by the Board or UBS Global AM and agreed to by the Sub-Adviser, the Sub-Adviser will provide a continuous investment program for the Portfolio or Segment, including investment research and discretionary management with respect to all securities and investments and cash equivalents in the Portfolio or Segment, as applicable. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Portfolio or Segment.  The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for the Portfolio or Segment. The Sub-Adviser understands that the Portfolio’s assets need to be managed so as to permit the Portfolio to qualify or to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (“Code”).  The Sub-Adviser will provide services under this Agreement in accordance with the Portfolio’s investment objective, policies and restrictions as stated in the Trust’s currently effective registration statement under the 1940 Act, and any amendments or supplements thereto that have been provided to Sub-Adviser prior to the implementation of the terms thereof (“Registration Statement”).  The Sub-Adviser, on each business day, shall provide UBS Global AM and the Trust’s custodian such information as UBS Global AM and the Trust’s custodian may reasonably request relating to all transactions concerning the Portfolio or Segment.

UBS Global AM hereby designates and appoints the Sub-Adviser as its and the Portfolio’s limited purpose agent and attorney-in-fact, without further prior approval of UBS Global AM (except as expressly provided for herein or as may be required by law) to make, negotiate and execute with brokers, dealers, futures commission merchant, banks or other agents or counterparties (each, a “Broker”), in the name and on behalf of the Portfolio all agreements, instruments and other documents and to take all such other action which the Sub-Adviser considers necessary or advisable to carry out its duties hereunder. By way of example and not by way of limitation, in connection with any purchase for the Portfolio or Segment of securities or instruments that are not registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Sub-Adviser shall have the full power and authority, among other things, to: (i) commit to purchase such securities for the Portfolio on the terms and conditions under which such securities are offered; (ii) negotiate and execute such account opening and other agreements, instruments and documents (including, without limitation, purchase agreements, subscription documents, futures account agreements, collateral control agreements, ISDA and other swap and derivative documents and agreements), and make such commitments, as may be required in connection with the purchase and sale of such securities or instruments; (iii) represent that the Portfolio is an “accredited investor” as defined in Rule 501 (a) of Regulation D under the Securities Act and a “Qualified Institutional Buyer” as defined in Rule 144A (a) (1) (i) under the Securities Act; and (iv) commit that such securities will not be offered or sold by the Portfolio except in compliance with the registration requirements of the Securities Act or an exemption therefrom. In order to meet margin or collateral requirements and pledge collateral in connection with futures, forwards and other derivative instruments, the Sub-Adviser may direct payments of cash, cash equivalents, and securities and other property into segregated accounts or FCM accounts established hereunder as the Sub-Adviser deems desirable or appropriate, provided that the Sub-Adviser’s actions are in accordance with the terms of this Agreement, the 1940 Act and the rules and regulations thereunder.  Such Brokers are authorized to act on instructions from the Sub-Adviser, including, but not limited to instructions with respect to transferring money, securities or other property between accounts held by such Broker or elsewhere on behalf of the Portfolio and to instruct the receipt or delivery of securities or property on behalf of the Portfolio.  This power-of-attorney is a continuing power-of-attorney and shall remain in full force and effect until revoked by UBS Global AM or the Trust in writing, but any such revocation shall not affect any transaction initiated prior to receipt by the Sub-Adviser of such notice.

When investing in non-US securities, the Sub-Advisor is responsible for identifying and complying with all applicable laws and regulations of the jurisdiction in which the security is traded. The Sub-Advisor shall use the degree of care, diligence and skill that a reasonably prudent investment manager would exercise under the circumstances not to establish or add to existing positions in securities that are subject to any applicable foreign ownership limits or levels (“FOL’’) at a time when it is reasonably foreseeable that such purchases will have to be sold due to FOL limits or levels.

(b)                                 The Sub-Adviser agrees that it will not consult with any other sub-adviser (“Other Sub-Adviser”) for the Trust or Portfolio concerning any transaction by the Portfolio or Segment in securities or other assets, including (i) the purchase by the Portfolio or Segment of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-Adviser, to the Trust or Portfolio except as permitted by the 1940 Act or (ii) transactions by the Portfolio or Segment in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter.

(c)                                  Unless otherwise instructed by UBS Global AM or the Trust, the Sub-Adviser agrees that it will be responsible for voting proxies of issuers of securities held by the Portfolio or Segment.  The Sub-Adviser further agrees that it will adopt written proxy voting procedures that shall comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”) (“Proxy Voting Policy”), and that shall be acceptable to the Board, which acceptance shall be communicated by the execution of this Agreement or otherwise from time to time upon any change to such procedures.  The Sub-Adviser shall also provide its Proxy Voting Policy, and if requested by UBS Global AM, a summary of such Proxy Voting Policy for inclusion in the Trust’s registration statement, and if requested by UBS Global AM, any material amendment to the Proxy Voting Policy.  The Sub-Adviser further agrees that upon request of UBS Global AM, it will provide the Board on or before August 1st of each year, or more frequently as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period ending June 30, or such other period as the Board may designate, in a format that shall comply with the 1940 Act and that shall be acceptable to the Board.

(d)                                 The Sub-Adviser agrees that upon the timely request of UBS Global AM or the Board, Sub-Adviser shall exercise the rights incident to the securities held by the Portfolio or Segment in the context of a bankruptcy or other reorganization.  The Sub-Adviser further agrees that it will keep UBS Global AM fully informed about any such actions that it intends to take as a result of such request.

(e)                                  The Sub-Adviser may place orders for the execution of transactions hereunder with or through any Broker that the Sub-Adviser may select in its own discretion.  The Sub-Adviser agrees that it will place orders with brokers in accordance with best execution policies, taking into account most favorable cost or net proceeds reasonably obtainable under the circumstances, provided that, on behalf of the Portfolio or Segment, the Sub-Adviser may, in its discretion, use brokers that provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Portfolio or Segment, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser’s determination in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Portfolio or Segment and its other clients and that the total commissions paid by the Portfolio or Segment will be reasonable in relation to the benefits to the Portfolio or Segment over the long term.  In no instance will portfolio securities be purchased from or sold to UBS Global AM or the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.  The Sub-Adviser may, but is not obligated to, aggregate sales and purchase orders with respect to the assets of the Portfolio or Segment with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates.  Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Portfolio or Segment and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.  UBS Global AM recognizes that in some cases this procedure may adversely affect the results obtained for the Portfolio or Segment.

Subject to the Sub-Adviser’s obligations to seek best execution, UBS Global AM agrees that the Sub-Adviser, in its sole discretion, may place transactions on behalf of the Portfolio or Segment and the Trust with any broker-dealer deemed to be an affiliate (including affiliated FCMs) of the Sub-Adviser (the “Affiliated Broker-Dealers”) so long as such transactions are effected in conformity with the requirements (including any applicable exemptions and administrative interpretations set forth in Part 2A of the Sub-Adviser’s Form ADV Registration Statement on file with the Securities and Exchange Commission (“Form ADV”)) of Section 11(a)(1)(H) of the Securities Exchange Act of 1934 (the “1934 Act”), and in compliance with Rules 17e-1 or 10f-3 under the 1940 Act or other applicable rules and the Trust’s policies and procedures thereunder.  In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to UBS Global AM, the Portfolio or the Trust.  In the event Sub-Adviser becomes affiliated (as deemed under the federal securities laws) with a broker-dealer during the term of this Agreement, Sub-Adviser shall obtain the approval of the Trust’s Board of Trustees prior to commencement of transactions with such broker-dealer on behalf of the Portfolio or the Trust.

UBS Global AM further authorizes the Sub-Adviser and its Affiliated Broker-Dealers to execute agency cross transactions (the “Cross Transactions”) on behalf of the Portfolio and the Trust. Cross Transactions are transactions which may be effected by the Affiliated Broker-Dealers acting for both the Portfolio or the Trust and the counterparty to the transaction.  Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Portfolio or the Trust at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order.  As such, the Sub-Adviser believes that Cross Transactions can provide meaningful benefits for the Portfolio and the Trust and its clients generally.  UBS Global AM, the Portfolio and the Trust should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities.  Sub-Adviser shall effect such Cross Transactions in compliance with Rule 206(3)-2 under the Advisers Act, Rule 17a-7 under the 1940 Act, and any other applicable provisions of the federal securities laws and shall provide UBS Global AM with periodic reports describing such agency cross transactions.  UBS Global AM understands that the authority of the Sub-Adviser to execute agency Cross Transactions for the Portfolio is terminable at will without penalty, effective upon receipt by the Sub-Adviser of written notice from UBS Global AM, and that the failure to terminate such authorization will result in its continuation.

(f)                                   The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Portfolio or Segment relating to the services provided by Sub-Adviser hereunder, including, without limitation, brokerage and other records of all securities transactions.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records with respect to the services Sub-Adviser provides to the Portfolio or Segment, as applicable, hereunder required to be maintained under Rule 31a-1 under the 1940 Act, and will furnish the Board and UBS Global AM with such records upon their request.   Notwithstanding the foregoing, the Sub-Adviser shall not be considered the official “record keeper” or equivalent entity for the Portfolio under the federal securities laws or other applicable laws.

(g)                                  At such times as shall be reasonably requested by the Board or UBS Global AM, the Sub-Adviser will provide the Board and UBS Global AM with reports on at least a quarterly basis setting forth the positions, performance and performance attribution of the Portfolio or Segment.

(h)                                 While the parties hereby agree that the Sub-Adviser is not responsible for the valuation of any of the Portfolio’s or Segment’s assets, in accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting the Board and UBS Global AM in the fair valuation of all portfolio securities in the Portfolio or Segment and will use its reasonable efforts to arrange for the provision of a price or prices from one or more parties independent of the Sub-Adviser for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service by providing the Trust or UBS Global AM any pricing information to which Sub-Adviser is aware with respect to such portfolio securities.

The Sub-Adviser also will provide such information regarding the Portfolio or Segment, as applicable, as it relates to the services provided by Sub-Adviser hereunder, as may reasonably be requested by the Trust or UBS Global AM for the Trust or UBS Global AM to comply with their respective obligations under applicable federal securities laws, including, without limitation, the1940 Act, the Advisers Act, the 1934 Act, the Securities Act, and any rule or regulation thereunder.  .  Sub-Adviser shall not be responsible for the preparation or filing of any regulatory filings and/or reports required of the Trust or Portfolio by any governmental or regulatory agency (including self-regulatory organizations) except as expressly agreed in writing by the Sub-Adviser.

3.                                      Further Duties.  In all matters relating to the performance of its duties and obligations under this Agreement, the Sub-Adviser will seek to act in conformity with the Trust’s Trust Instrument, By-Laws and Registration Statement, the Trust’s applicable policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Adviser (together, the “Trust Compliance Procedures”) and with the written instructions and written directions of the Board and UBS Global AM, and will comply with the applicable requirements of the 1940 Act, and the Advisers Act, and the rules under each, the Code, and all other federal and state laws and regulations applicable to of the services provided by Sub-Adviser to the Portfolio or Segment, as applicable, in accordance with the terms of this Agreement.  UBS Global AM agrees to provide to the Sub-Adviser copies of the Trust’s Trust Instrument, By-Laws, Registration Statement, Trust’s Compliance Procedures, written instructions and directions of the Board and UBS Global AM, and any amendments or supplements to any of these materials (collectively the “Governing Materials”) as soon as practicable after such materials become available but prior to the effective date of their terms.  Notwithstanding the foregoing, (a) Sub-Adviser shall have no duty to comply with the Governing Materials until such materials have been provided to Sub-Adviser, and Sub-Adviser shall have a reasonable amount of time to implement the terms of such Governing Materials; (b) Sub-Adviser shall not be required to comply with any instruction of the Board or UBS Global AM unless Sub-Adviser is given a reasonable amount of time to implement such instruction and such instructions do not cause Sub-Adviser to breach any legal, tax or regulatory requirement applicable to Sub-Adviser.   UBS Global AM further agrees to identify to the Sub-Adviser in writing any broker-dealers that are affiliated with UBS Global AM (other than UBS Financial Services Inc. and UBS Global Asset Management (US) Inc.).

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Adviser shall provide to the Trust CCO:  (i) direct access to the Sub-Adviser’s chief compliance officer and/or other senior compliance personnel, as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Trust Compliance Procedures in managing the Portfolio or Segment; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Adviser’s management of the Portfolio or Segment.

The Sub-Adviser shall as soon as reasonably practicable provide the Trust CCO with copies of: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws that relate to the performance of Sub-Adviser’s duties hereunder (together, the “Sub-Adviser Compliance Procedures”), and (ii) thereafter, upon the request by UBS Global AM, any material changes to the Sub-Adviser Compliance Procedures.  The Sub-Adviser shall cooperate in good faith with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board on the operation of the Sub-Adviser Compliance Procedures, and shall as soon as reasonably practicable, report to the Trust CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Portfolio or Segment.  The Sub-Adviser shall provide to the Trust CCO:  (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Portfolio or Segment, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Portfolio or Segment.  At least annually, the Sub-Adviser shall provide a certification to the Trust CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with any applicable Federal Securities Laws, subject to such interpretations as may be contained in the Trust Compliance Procedures.

The Sub-Adviser will as soon as reasonably practicable provide UBS Global AM with information (including information that is required to be disclosed in the Trust’s registration statement) with respect to the portfolio managers responsible for the management of the assets of the Portfolio or Segment, as applicable, and any changes in the portfolio managers responsible for the management of the assets of the Portfolio or Segment that are named in the Trust’s registration statement.

The Sub-Adviser will as soon as reasonably practicable notify UBS Global AM of any material pending investigation, material litigation, material administrative proceeding or any other significant regulatory inquiry known to the Sub-Adviser that will materially impair the ability of Sub-Adviser to perform the Services hereunder.

The Sub-Adviser will cooperate in good faith with UBS Global AM and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Portfolio or UBS Global AM, solely with respect to the services provided by Sub-Adviser hereunder, brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the Securities and Exchange Commission (“SEC”)).

4.                                      Expenses.  During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement.  The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Portfolio or UBS Global AM, including, without limitation, (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other financial instruments for the Portfolio or Segment; and (c) custodian fees and expenses..

Upon request by UBS Global AM, Sub-Adviser agrees to reimburse UBS Global AM or the Trust for reasonable costs associated with generating and distributing any Registration Statement (as defined herein)  for when the Sub-Adviser is given a copy of, and requested to comment upon, a draft of such Registration Statement within a given time frame, provided such time frame is reasonable (the “Review Process Period”) and during the Review Process Period fails to timely disclose to UBS Global AM facts then known to the Sub-Adviser or its personnel that would require disclosure (or amendments to disclosure) in the Fund’s Registration Statement in time for such disclosure or amendments to disclosure to be included in such Registration Statement.  The Sub-Adviser shall bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Sub-Adviser, such assignment or change in control as determined under the 1940 Act and applicable rules and regulations thereunder, as well as applicable SEC guidance and no-action relief.

5.                                      Compensation.

(a)                                 For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, UBS Global AM, not the Portfolio, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of     % of the average daily net assets of the Portfolio or Segment allocated to its management (computed in the manner specified in the Management Agreement), and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed.  If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets of the Portfolio within the Sub-Adviser’s Segment.

(b)                                 The fee shall be accrued daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

(c)                                  For those periods in which UBS Global AM has agreed to waive all or a portion of its management fee, UBS Global AM may ask the Sub-Adviser to waive the same proportion of its fees, but the Sub-Adviser is under no obligation to do so.

(d)                                 If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in that such effectiveness or termination occurs.

6. Limitation of Liability.

(a)                                 The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, the Trust or its shareholders or by UBS Global AM in connection with the matters to which this Agreement relates, except a loss resulting from Sub-Adviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b)                                 In no event will the Sub-Adviser have any responsibility for any other portfolio of the Trust, for any portion of the Portfolio not managed by the Sub-Adviser or for the acts or omissions of any Other Sub-Adviser to the Trust or Portfolio. In particular, in the event the Sub-Adviser shall manage only a Segment of the Portfolio, the Sub-Adviser shall have no responsibility for the Portfolio’s being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio’s failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment of the Portfolio managed by the Sub-Adviser are such that such Segment would not be in such violation or fail to so qualify if such Segment were deemed a separate series of the Trust or a separate regulated investment company under the Code or Sub-Adviser and UBS Global AM have agreed that such law, regulation or investment policy or restriction shall not apply to the Segment.

Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or Segment or that the Portfolio or Segment will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.

7.                                      Representations of Sub-Adviser.  The Sub-Adviser represents, warrants and agrees as follows:

(a)                                 The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will as soon as reasonably practicable notify UBS Global AM of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)                                 The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide UBS Global AM and the Board with a copy of such code of ethics, together with evidence of its adoption. Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to UBS Global AM that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written request of UBS Global AM, the Sub-Adviser shall permit UBS Global AM, its employees or its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1(c)(1) related to material violations of the Sub-Adviser’s code of ethics and all other records regarding the administration of the Sub-Adviser’s code of ethics.  Notwithstanding the foregoing, under no circumstances shall the Sub-Adviser be required to provide personal information of its employees, officers, principals or any other personnel of the Sub-Adviser.

(c)                                  The Sub-Adviser has provided UBS Global AM with a copy of its Form ADV Part 2, and as soon as reasonably practicable will furnish a copy of all amendments to UBS Global AM at least annually.

(d)                                 The Sub-Adviser will notify UBS Global AM of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, and any changes in the portfolio manager(s) of the Portfolio that are named in the Registration Statement or the departure of any two of the following individuals as employees of the Sub-Adviser: Clifford S. Asness and John M. Liew, in each case prior to or as soon after such change as possible.

(e)                                  The Sub-Adviser agrees that neither it nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Portfolio, UBS Global AM or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of UBS Global AM.

(f)                                   The Sub-Adviser hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than UBS Global AM, the Trust’s custodian, the brokers, dealers, futures commission merchants and any other counterparties that execute or enter into portfolio transactions on the Portfolio’s or Segment’s behalf or other persons expressly designated by UBS Global AM or whom Sub-Adviser has identified to UBS Global AM as receiving such holdings information in connection with the performance of Sub-Adviser’s duties hereunder.  The Sub-Adviser further represents that it implemented policies and procedures to prevent it, its employees and agents from trading on the basis of any material non-public information provided by UBS Global AM, the Trust, their affiliates or agents.

(g)                                  the Sub-Adviser hereby represents, warrants and agrees that:  (1) it is registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor and is a member of the National Futures Association (the “NFA”) if required in light of the nature of its activities, and will continue to be so registered, if required, for so long as this Agreement remains in effect; (2) it will comply with the applicable provisions of the Commodity Exchange Act (the “CEA”) and the rules of the CFTC and the NFA to the extent required in connection with the performance of its duties and obligations hereunder; and (3) it will provide all information related to the services provided by Sub-Adviser hereunder reasonably requested by UBS Global AM that are required by UBS Global AM to fulfill any applicable disclosure and reporting obligations of UBS Global AM with respect to the Portfolio under the CEA and the rules of the CFTC and the NFA.

8.                                      Representations of UBS Global AM.  UBS Global AM represents, warrants and agrees as follows:

(a)                                 The Portfolio is a “qualified eligible person” (“QEP”) as defined in CFTC Regulation 4.7 and the Portfolio consents to being treated as an exempt account under CFTC Regulation 4.7(c).

(b)                                 UBS Global AM is a member of the NFA and is registered under the CEA as a commodity pool operator.

(c)                                  UBS Global AM is duly authorized to enter into this Agreement and perform its obligations in accordance with the terms of this Agreement and has obtained all corporate authorizations and approvals necessary to permit the Sub-Adviser to carry out its duties and obligations under this Agreement and, insofar as may be appropriate, that it has the power to delegate the custody of investments.

(d)                                 Neither UBS Global AM’s entry into this Agreement, nor into any transactions within the scope of this Agreement, will breach in any material respect any law, rule or regulation applicable to UBS Global AM.

(e)                                  Information provided by UBS Global AM to the Sub-Adviser pursuant to the requirements of this Agreement and the representations and warranties made in this Agreement are true, complete, and accurate in all material respects.  The Sub-Adviser is entitled to rely on such information and representations unless and until the Sub-Adviser receives notice of any change to such information or representations from UBS Global AM in accordance with Section 16 hereof.

(f)                                   UBS Global AM acknowledges receipt of a copy of Part 2 of the Sub-Adviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

9.                                      Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

10.                               Duration and Termination.

(a)                                 This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Portfolio’s outstanding voting securities, unless UBS Global AM has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Portfolio’s outstanding voting securities.

(b)                                 Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio.

(c)                                  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 30 days written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by UBS Global AM; (i) upon 120 days written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations, warranties and agreements set forth in Paragraph 7 of this Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub- Adviser or other circumstances that could adversely affect the Portfolio.  The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 120 days written notice to UBS Global AM or such shorter period as agreed between the parties, including on 90 days written notice in the event of any material changes to the Governing Materials that affect the investment objectives, policies and strategies of the Portfolio unless such material changes are agreed to by Sub-Adviser. This Agreement will terminate automatically in the event of its assignment or upon termination of the Investment Advisory Agreement as it relates to this Portfolio.

11.                               Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Independent Trustees, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Portfolio’s outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of the SEC order permitting it to modify the Agreement without such vote).

12.                               Governing Law.  This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.                               Confidentiality.  Any information and advice furnished by any party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except (i) as required by law, rule or regulation or (ii) with respect to disclosure to a party’s officers, directors, employees, professional advisers or service providers (“Representatives”) that need to know such information solely in connection with the performance of such party’s duties and obligations under this Agreement.  The foregoing shall not apply to any information that is public when provided or thereafter becomes public, unless the party receiving the information knows or reasonably should have known that the information became public as a result of a wrongful or illegal act.  All information disclosed as required by law, rule or regulation shall nonetheless continue to be deemed confidential.  The Sub-Adviser retains all rights in and to any of its proprietary investment models, strategies and approaches used by or on behalf of any Portfolio or Segment and any models, strategies or approaches based upon or derived from them.

UBS Global AM hereby consents to the disclosure to third parties of (i) investment results and other data of the Portfolio or Segment in connection with providing composite investment results of the Sub-Adviser and (ii) investments and transactions of the Portfolio or Segment in connection with providing composite information of clients of the Sub-Adviser.

The Sub-Adviser will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Portfolio and its prior, present or potential shareholders.  The Sub-Adviser will not use such information for any purpose other than the performance of its responsibilities and duties hereunder. Such information may not be disclosed except after prior notification to and approval in writing by the Portfolio or if such disclosure is expressly required or requested by applicable federal or state or other regulatory authorities, or except as necessary to fulfill Sub-Adviser’s obligations under this Agreement.

14.                               Use of Name.

(a)  It is understood that the names UBS and PACE or any derivative thereof or logo associated with that name is the valuable property of UBS Global AM and/or its affiliates, and that Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of UBS Global AM and only so long as UBS Global AM is Manager to the Trust and/or the Portfolio, provided, however, that UBS Global AM shall approve all uses of such names and/or logos which merely refer in accurate terms to the appointment of Sub-Adviser hereunder or which are required by any state or local regulatory or governmental agency or body, including, without limitation, the SEC, the CFTC, NFA or any other self-regulatory organization of which Sub-Adviser is a member; and provided, further, that in no event shall such approval be unreasonably withheld.

(b)  It is understood that the name AQR Capital Management LLC or any derivative thereof or logo associated with those names, are the valuable property of the Sub-Adviser and its affiliates and that the Trust and/or the Portfolio have the right to use such names (or derivative or logo) in offering materials of the Trust, solely as it relates to the services provided by Sub-Adviser hereunder, with the approval of the Sub-Adviser and for so long as the Sub-Adviser is a Sub-Adviser to the Portfolio, provided that in no event shall such approval be unreasonably withheld .  Upon termination of this Agreement, the Trust shall forthwith cease to use such names (or derivatives or logo).

15.                               Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms majority of the outstanding voting securities, affiliated person, interested person, assignment, broker, investment adviser, net assets, sale, sell and security shall have the same meanings as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  This Agreement may be signed in counterpart.

16.                               Notices.  Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or UBS Global AM upon receipt of the same at their respective addresses set forth below.  All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine, electronic mail or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).  All notices provided to UBS Global AM will be sent to the attention of: General Counsel, UBS Global Asset Management (Americas) Inc., 1285 Avenue of the Americas, New York, NY 10019.  All notices provided to the Sub-Adviser will be sent to the attention of:  Nicole DonVito, AQR Capital Management, LLC, Two Greenwich Plaza, 4th Floor, Greenwich, CT 06830.

17.                               ISDA August 2012 Dodd-Frank Protocol Representation and LEI Identifier.

(a)                                 ISDA August 2012 Dodd-Frank Protocol.  UBS Global AM represents and warrants that the information contained in Schedule I, Part 2 of this Agreement is true and accurate as of the date of this Agreement and agrees to promptly notify the Sub-Adviser in writing if any of the information contained therein becomes incorrect or misleading in any material respect.

(b)                                 Legal Entity Identifier.  UBS Global AM agrees to provide the Legal Entity Identifier (“LEI”) of the Portfolio, as follows:

LEI: 549300303QV2ZI4ZA416

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

In witness whereof, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

UBS Global Asset Management (Americas) Inc.
1285 Avenue of the Americas
Attest:	New York, NY 10019

By:	By:
Name:	Name:
Title:	Title:

AQR Capital Management, LLC
Two Greenwich Plaza – 4th Floor
Greenwich, CT 06830

Attest:

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE I

ISDA August 2012 Dodd-Frank Protocol Affirmations

Part 1 — Background

The Dodd-Frank Protocol (“DF Protocol”) is the first of many expected protocols and other industry solutions to standardize documentation updates necessary to remain current with the ongoing releases of rulemakings by the CFTC and the SEC pursuant to the Dodd—Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). The DF Protocol is intended to facilitate industry compliance with seven final rulemakings by allowing market participants to (i) supplement the terms of existing master agreements under which parties may execute swaps(1)  and/or (ii) enter into an agreement to apply selected Dodd-Frank compliance provisions to their trading relationship in respect of swaps. The DF Protocol adds notices, representations and covenants responsive to Dodd-Frank requirements that must be satisfied at or prior to the time that swap transactions are offered and executed. Also, the DF Protocol includes additional bilateral delivery requirements, including a questionnaire, to facilitate compliance with “know your counterparty” information requirements under Dodd-Frank.

Part 2 - Affirmations

In order to ensure that the Portfolio and the ISDA Master Agreements under which the Sub-Adviser intends trade on the Portfolio’s behalf comply with the above-referenced rulemakings, UBS Global AM hereby affirms the following information is true and accurate as of the date of this Agreement and agrees to promptly notify the Sub-Adviser in writing if any of the information below becomes incorrect or misleading in any material respect:

1.              UBS Global AM hereby represents that the Portfolio:

A.                                    is an Eligible Contract Participant as defined under CFTC Regulation 23.430(a) and is an investment company subject to regulation under the Investment Company Act of 1940, as amended, or a foreign person performing a similar role or function subject as such to foreign regulation (regardless of whether each investor in the investment company or the foreign person is itself an Eligible Contract Participant) (an “Eligible Investment Company”);

B.                                    is not a Major Swap Participant as defined in Section 1(a)(33) of the Commodity Exchange Act or Major Security-Based Swap Participant as defined in Section 3(a)(67) of the Securities Exchange Act of 1934;

C.                                    Special Entity status:  UBS Global AM represents that the Portfolio it is not a federal agency or state government body or political subdivision of a state, employee benefit plan subject to Title I of ERISA, governmental plan as defined in section 3 of ERISA, endowment or any employee benefit plan as defined in section 3 of ERISA (other than a plan subject to Title I of ERISA or a governmental plan) that has elected to be a Special Entity, and is therefore not a “Special Entity” as defined in the CFTC and SEC rules governing swap transactions.

(1)  The term “swap” as used herein is associated with the definition issued in connection with CFTC and SEC Release No. 33-9338; 34-67453; File No. S7-16-11 in accordance with section 712(a)(8), section 712(d)(1), sections 712(d)(2)(B) and (C), sections 721(b) and (c), and section 761(b) of Dodd-Frank, the CFTC and the SEC, in consultation with the Board of Governors of the Federal Reserve System,  jointly adopting new rules and interpretations under the Commodity Exchange Act and the Securities Exchange Act of 1934 to further define the term “swap”.

2.              Trading Authority: Subject to applicable investment guidelines, Sub-Adviser has been given full discretion over the trading of swap transactions for the Portfolio or Segment.  Such discretion includes, among other things, the authority to open trading accounts with swap dealers and provide relevant “know your customer” and related information to the swap dealer, and to receive on the Portfolio’s behalf the disclosures and other information a swap dealer is required to provide to its counterparties under CFTC and SEC rules governing swap transactions, including the form and method of delivery of such disclosures and information.  With respect to any swap executed by the Sub-Adviser on the Portfolio’s behalf, Portfolio will be relying on Sub-Adviser’s advice and not on the recommendations (if any) of a swap dealer.

3.              Suitability Safe Harbor: UBS Global AM represents that the Portfolio has complied in good faith with written policies and procedures that are reasonably designed to ensure that the Sub-Adviser, as a person to whom it has granted swap trading authority, is capable of (i) evaluating swap recommendations made by swap dealers and (ii) making swap trading decisions on its behalf.

4.              UBS Global AM represents that the Sub-Adviser is authorized to use and disclose information concerning the Portfolio and the Segment to the extent permitted by applicable law, regulation or legal process for the purposes of meeting applicable transaction and other reporting requirements, including the reporting of such information to a swap data repository.

5.              To the extent that applicable non-disclosure, confidentiality, bank secrecy or other law imposes nondisclosure requirements on transaction and similar information otherwise required to be disclosed but permits the Portfolio to waive such non-disclosure requirements by consent, UBS Global AM represents that such non-disclosure requirements to the extent permitted by such applicable laws are waived.

6.              UBS Global AM (i) represents that all information in this Schedule I, Part 2 is true, accurate and complete in all material respects and (ii) agrees to promptly notify the Sub-Adviser in writing of any material change to the information contained in this Schedule I, Part 2 or if any representations made in this Schedule I, Part 2 become incorrect or misleading in any material respect.